Exhibit 21.1

SUBSIDIARIES OF TRINSEO S.A.

ENTITY NAME	JURISDICTION
Trinseo Luxco S.à r.l.	Luxembourg
Trinseo Holding S.à r.l.	Luxembourg
Trinseo Investment Holdings Ireland	Ireland
Trinseo Materials S.à r.l.	Luxembourg
Trinseo Materials Operating S.C.A.	Luxembourg
Trinseo Finance Ireland	Ireland
Trinseo Holding B.V.	The Netherlands
Trinseo Suomi Oy	Finland
Trinseo France S.A.S.	France
Trinseo Spain, S.L.	Spain
Trinseo Europe GmbH	Switzerland
Trinseo Export GmbH	Switzerland
Trinseo Canada ULC	Canada – Nova Scotia
Trinseo Belgium BVBA	Belgium
Trinseo Chile Comercial Limitada	Chile
Trinseo de México S. de R.L. de C.V.	Mexico
Trinseo Services de México, S. de R.L. de C.V.	Mexico
Trinseo Sverige AB	Sweden
Styron Hellas M.EPE	Greece
Trinseo UK Limited	United Kingdom
Trinseo Kimya Ticaret Limited Şirketi	Turkey
Trinseo Italia S.R.L.	Italy
Trinseo do Brasil Comércio de Produtos Químicos Ltda.	Brazil
Sumika Styron Polycarbonate Limited[1]	Japan
Trinseo Netherlands B.V.	The Netherlands
Trinseo Deutschland GmbH	Germany
Trinseo Deutschland Anlagengesellschaft mbH	Germany
Trinseo Materials Ireland	Ireland
Trinseo Holdings Asia Pte. Ltd.	Singapore
Trinseo (Hong Kong) Limited	Hong Kong
Trinseo Australia Pty. Ltd.	Australia
Taiwan Trinseo Limited	Taiwan
Trinseo Korea Ltd.	Korea
Trinseo Japan Y.K.	Japan
Trinseo Polymers (Zhangjiagang) Company Limited	China
Trinseo Petrochemicals (Zhangjiagang) Company Limited	China
Trinseo Singapore Pte. Ltd.	Singapore
PT Trinseo Materials Indonesia	Indonesia
Trinseo India Trading Private Limited	India
Trinseo Finance Luxembourg S.à r.l.	Luxembourg
Trinseo Materials Finance, Inc.	Delaware
Trinseo U.S. Holding, Inc.	Delaware
Trinseo LLC	Delaware
Americas Styrenics LLC	Delaware
Trinseo U.S. Receivables Company SPV LLC	Delaware